 IWI HOLDING LIMITED
PO Box 3340, Dawson Building
Roadtown, Tortola British Virgin Islands
Telephone (800) 359-8784

INFORMATION STATEMENT

Mailing Date:  February 12, 2008

We are not asking you for a proxy and you are
requested not to send us a proxy

General

This Information Statement is furnished to the holders of Common Stock, no par value per share (the "Common Stock"), of IWI Holding Limited (the "Company") on behalf of the Company in connection with a proposed disposition of the Company’s operating subsidiary, Imperial World, Inc. and to increase the number of authorized shares of common stock from 10,000,000 to 100,000,000.  The amendments have already been approved by the consent of persons holding 62.63% of the outstanding voting rights, as follows:  one person holding 918,750 shares of common stock, or 35.96% of the outstanding 2,554,700 shares of Common Stock (or 20.99% of the outstanding voting rights), and the one holder  of all of the 3,664,480 shares of the Preferred stock, which are entitled to 1,832,240 voting rights, or 41.64% of the Company’s voting rights.  YOU ARE NOT BEING ASKED FOR A PROXY NOR TO VOTE ON THIS MATTER.  THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

The cost of this Information Statement will be borne by the Company.

Record Date; Change of Control

The close of business on December 31, 2007, which is the date of the consent action by shareholders approving the amendments to its articles, was fixed as the record date by the Board of Directors.

Name and address	Amount and Nature of Beneficial Ownership	Title of Class	Percent of Class	Voting Percent
Bamberg Company Limited(1)(2)	3,644,880	Preferred	100%	41.64%
JK Advisers Hedge Fund LLC(2)	3,644,880	Preferred	100%	41.64%
JK Advisers Hedge Fund LLC(2)	918,750	Common	35.96%	20.99%
Mark Thompson	--	--	--	--
Director, President and CFO	--	--	--	--
All Officers and directors as a Group (1 person)	--	--	--	--

(1)	Bamberg Company Limited has granted an option to 5 persons with respect to the Preferred Stock. The option expires on December 31, 2009.
(2)	JK Advisers Hedge Fund owns 918,750 shares of Common Stock directly and has a proxy to vote the Company Preferred Stock owned by Bamberg.

On December 31, 2007, the JK Advisers Hedge Fund LLC (“JK Advisers”) acquired control of the Company from Bamberg Company Limited by the purchase of the 918,750 shares of Common Stock held by Bamberg, and the acquisition of an option to purchase Bamberg’s Preferred Stock (which option JK Advisers has assigned to other parties). JK Advisers retains an irrevocable proxy with respect to the Preferred Stock. The consideration paid by JK Advisers was $350,000. The nominee of JK Advisers, Mark Thompson, will be elected as the sole officer and director of the Company and the Company’s operating subsidiary will be sold to its original principal shareholder as of December 31, 2007. Prior to the change of control, the Company and JK Advisers negotiated the transaction in December 2007. Neither the Company nor its management had any prior contact or affiliation with JK Advisers.

As of December 31, 2007, there were approximately 250 common shareholders of record and 1 record holder of Preferred Stock.

PROPOSAL NO. 1:
DISPOSITION OF IMPERIAL WORLD, INC.

The stockholders holding a majority of combined voting power of the Company, including holders of common stock and Preferred Stock, have approved the sale of Imperial World, Inc. to the Company’s former management for $1 and the assumption of all liabilities associated with that business. Following the sale of Imperial World, the Company will be a shell company and will seek for a suitable acquisition. The Company cannot predict what industry the new business will be in, nor can it predict the terms of any acquisition. The disposition of Imperial World, Inc. does not require any regulatory approval.

Reasons For the Sale of Imperial World, Inc.

Imperial World, Inc., the Company’s operating subsidiary, is engaged in the design, assembly, merchandising and wholesale distribution of jewelry. The Company provides a broad range of fashionable jewelry targeted at consumers who seek fine jewelry at moderate prices for every day wear. These customers are likely to purchase jewelry at frequent intervals as fashions and styles change. The majority of the Company’s U.S. sales are under the trade name of “World Pacific Jewelry.” Customers of Imperial World are principally large retail establishments with jewelry departments and mass media marketers.

The jewelry industry is mature without prospects for significant sales growth. For the year ended December 31, 2006, the Company had sales of $28,944,000 and a net loss of $127,000. For the six months ended June 30, 2007, the Company reported a net loss of $668,000, or $0.26 per share on net sales of $13,425,000 compared to a net loss of $498,000 or $0.19 per share on net sales of $12,044,000 for the comparable period in 2006. For the past few years, the Company’s sales have not shown steady growth and in the years ended 2002, 2003, 2005, and 2006 the Company had a loss from operations. As of June 30, 2007 the Company had a retained earnings deficit of $15,416,000. Primarily because of the history of losses and the lack of growth, the Company’s share price has traded between $.06 and $.08 in calendar 2007 with minimal trading volume. The Board of Directors has determined that the public shareholders will be better served by the sale of Imperial World and the acquisition of one or more growth or technology companies. Although no prediction can be made as to what company will be acquired, the structure of the Company after the acquisition or value of the Company thereafter, the sale of Imperial World and the acquisition of another business could provide existing shareholders with an opportunity for an increase in value of their common stock.

In the alternative, the Company could choose to liquidate and distribute its net assets to its shareholders. As of June 30, 2007, the Company had shareholders’ equity of $675,000.  However, there are 3,644,880 shares of Preferred Stock issued and outstanding. In the event of liquidation of the Company, the holders of the preferred shares will be entitled to $1 per share before any payment to holders of common stock. Therefore, in any liquidation of the Company, the holders of Common Stock will not receive anything.

The sale of Imperial World will be effected on the 20th day after the mailing of this Information Statement to shareholders; however, the Sale Agreement provides that for accounting purposes the sale will be effective on December 31, 2007.

Terms of the Sale

The Company has entered into a Sale Agreement dated December 31, 2007, with (the “Purchaser”) pursuant to which Sale Agreement the Purchaser will acquire all of the Capital Stock of Imperial World, Inc. for $1.00 and the assumption of any liabilities relating to the operation of the Company prior to the Closing.  In addition, the Purchasers will indemnify the Company for any liabilities related to outstanding litigation, complete and pay for an audit of the Company as of December 31, 2007, and cooperate with the Company with respect to its SEC and tax filings.

The Sale Agreement has been approved by the sole member of the Board of Directors, and the holders of 62.63% of the outstanding voting rights of the Company’s shareholders.  The Closing will occur on the 20th day following the mailing of this Information Statement, but will be effective for accounting purposes as of December 31, 2007.

Selected Financial Data

	Year Ended December 31,					(unaudited) Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
Statement of Income Data:
Net Sales	$25,258	$21,770	$27,561	$25,534	$27,662	$ 12,044	$ 13,425
Cost of sales	20,322	18,772	22,309	20,599	22,244	9,471	10,972
Gross Profit	4,936	2,998	5,252	4,935	5,418	2,573	2,453
Operating expenses	4,446	4,603	4,672	4,666	4,602	2,802	2,751
Income (loss) from operations Before the Restructuring Costs	490	(1,605)	580	269	816	(229)	(294)
Restructuring Costs	--	--	--	--	(378)	--	--
Other income (expense) – net	(248)	(299)	(349)	(458)	(562)	(269)	(374)
Income (loss) before income taxes	242	(1,904)	231	(189)	(124)	(498)	(668)
Income data:
Income (tax) benefit	36	--	--	(3)	(3)	--	--
Net income (loss)	278	(1,904)	231	(192)	(127)	(498)	(668)
Net income (loss) per common share	$ .11	$(.75)	$.09	$ (.08)	$ (.05)	$ (.19)	$ (.26)
Cash distributions per common share	--	--	--	--	--	--	--
Weighted average number of common shares outstanding	2,554,700	2,554,700	2,554,700	2,554,700	2,554,700	2,554,700	2,554,700

	Year Ended December 31					(unaudited) Six Months Ended June 30,
	2002	2003	2004	2005	2006	2007
Balance Sheet Data:
Working capital	$ 3,010	$ 1,233	$ 1,528	$ 1,342	$ 1,225	$ 553
Total assets	14,255	15,327	17,466	18,540	19,352	13,890
Long-term debt	0	0	0	0	0	0
Shareholders’ equity	3,335	1,431	1,662	1,470	1,343	675

Market Price of Common Stock

	2006		2007
	High	Low	High	Low
First Quarter	$ .100	$ .070	$ .090	.060
Second Quarter	.090	.060	.060	.060
Third Quarter	.070	.060	.10	.060
Fourth Quarter	.115	.060	.060	.060

Management’s Discussion and Analysis

Results of Operations

Six months ended June 30, 2007

For the second quarter of 2007 IWI reported a net loss of $488,000 of $0.19 per share on net sales of $6,122,000 compared to a net loss of $260,000 or $0.10 per share on net sales of $6,760,000 for the comparable period in 2006.

For the six months ended June 30, 2007, the Company reported a net loss of $668,000, or $0.26 per share on net sales of $13,425,000 compared to a net loss of $498,000 or $0.19 per share on net sales of $12,044,000 for the comparable period in 2006.

Sales for the six-month period ended June 30, 2007 increased $1,381,000 or 11.5% to $13,425,000 for the same period a year ago.  Included in the reported sales were liquidation sales of $1,305,000 in 2007 vs. $793,000 for the same period in 2006, an increase of $512,000.  Sales excluding liquidation sales increased $869,000 or 7.7%.  Liquidation sales continue to be a strategic part of the Companies process to control and regulate its inventory.  Most of the products sold under the liquidation process represent customer returns and in some cases overstock.  Gross profit decreased $120,000 or 4.7% for the six-month period ended June 30, 2007 reflecting a decrease in gross margin of 3.1% compared to the prior year.  Excluding the impact of liquidation sales gross margin decreased 1.4%.  The rate of returned merchandise increased slightly with that experienced in 2006 to 9.4%.

Selling, General and Administrative expenses decreased $51,000 or 1.8% for the six-month period and increased $17,000 r 1.1% in the second quarter.  Interest expense increased $101,000 or 37.5% to $374,000 for the six months ending June 30, 2007, for the second quarter interest rates under the forbearance agreement instituted by the current lender whereby the interest charged by the lender increased 3.75% to prime plus 4%.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Sales.  Net sales increased approximately $2.2 million or 8.3% to $27.7 million in 2006 from $25.5 million in 2005.  This increase in net sales reflects an increase in gross sales from the prior year of $3.2 million partially offset by an increase in returns compared to 2005 of approximately $1.0 million.  This increase in 2006 revenues reflect a combination of the expansion of our customer base as well as increased sales to other existing customers offset by decreased sales from the Company’s largest customer of approximately $2.2 million.

Gross Profit.  Gross profit increased $483,000 or 98.1% to $5.4 million in 2006 from $4.9 million in 2005.  Gross margins improved slightly in 2006 to 19.6% vs. 19.3% in 2005; an improvement of .35%.  This improvement in overall gross margins was in part due to continued emphasis placed on the profitability of each product sold and increased standard profit levels implemented.

Income from Operations.  Income from operations was $816,000 in 2006 compared to $269,000 in 2005, representing an increased from the prior year of $547,000.  Operating expenses increased $69,000 and primarily reflects increased salary and related costs.

Restructuring Costs.  The Company incurred costs associated with restructuring of approximately $378,000.  The Company began restructuring its operations late in the 2nd quarter and early 3rd quarter.  These costs comprised severance costs associated with the elimination of 14 employees or approximately 25% of total employees, start up costs to integrate the operations and systems which were outsourced to China with the operations and systems in the U.S. net of labor savings generated.  Most of the functions outsourced overseas were production related and includes in part boxing, tagging and packaging of the product as well as certain other clerical data entry.

Other Income (Expense).  Other expenses representing interest costs increased $128,000 to $586,000 from $458,000 in 2006 representing a combination of increased borrowings and increased interest rates experienced in 2005.  This was partially offset by the gain recorded from the sale of an unused trademark of approximately $25,000. Net Loss.  The net loss for 2006 totaled $127,000 a change of $65,000 compared to the net loss reported in 2005 of $192,000.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales.  Net sales decreased approximately $2.0 million or 7.4% to $25.5 million in 2005 from $27.6 million in 2004.  This decrease in net sales reflects a decrease in gross sales from the prior year of $3.4 million partially offset by a decrease in returns compared to 2004 of approximately $1.5 million.  This decrease in 2005 revenues reflect a combination of decreased sales from the Company’s to largest customers of approximately $5.9 million offset partially by the expansion of our customer base as well as increased sales to other existing customers.  Coop advertising charged against sales increased by $156,000.  The change in net sales resulted from a decrease in unit volume of approximately 8.1% which was partially offset by price increase of approximately 1.5%.

Gross Profit.  Gross profit decreased $317,000 or 6.0% to $4.9 million in 2005 from $5.2 million in 2004.  Gross margins improved slightly in 2005 to 19.3% vs. 19.1% in 2004; an improvement of .2%.  This improvement in overall gross margins was in part due to continued emphasis placed on the profitability of each product sold and increased standard profit levels implemented.

Income from Operations.  Income from operations was $269,000 in 2005 compared to $580,000 in 2004, representing a decrease from the prior year of $311,000.  Operating expenses increased $150,000 and primarily reflects increased salary and related costs as salaries that had been rolled back in 2004 were reinstated in 2005.

Business of Imperial World, Inc.

The primary marketing efforts are product design and customer support services. The Company markets its proprietary products and product designs through a selling team that includes company management, internal account executives and independent sales representatives. Each major account has thorough involvement of internal sales management, to insure that quality of sales meet or exceed the company requirement.
IWI Holding Limited (“Company”) was incorporated in the British Virgin Islands on February 22, 1993. The Company, through its wholly-owned subsidiary, Imperial World, Inc. (“Imperial”), incorporated in the State of Illinois, is engaged in the design, assembly, merchandising and wholesale distribution of jewelry. The Company provides a broad range of fashionable jewelry targeted at consumers who seek fine jewelry at moderate prices for every day wear. These customers are likely to purchase jewelry at frequent intervals as fashions and styles change. The majority of the Company’s U.S. sales are under the trade name of “World Pacific Jewelry.” Customers of the Company are principally large retail establishments with jewelry departments and mass media marketers.

The primary marketing efforts are product design and customer support services. The Company markets its proprietary products and product designs through a selling team that includes company management, internal account executives and independent sales representatives. Each major account has thorough involvement of internal sales management, to insure that quality of sales meet or exceed the company requirement.
The Company’s principal products are fine jewelry of rings, earrings, pendants, bracelets and necklaces, made of 10, 14 and 18 karat gold, set with diamonds, precious or semi-precious stones. In addition, the Company is also a major supplier of pearl products in the industry. The Company’s products are currently sold in over 7,000 retail outlets. For the majority of products, the average wholesale price is approximately $75 with the prices ranging from approximately $20 to $500.

The primary marketing efforts are product design and customer support services. The Company markets its proprietary products and product designs through a selling team that includes company management, internal account executives and independent sales representatives. Each major account has thorough involvement of internal sales management, to insure that quality of sales meet or exceed the company requirement

The Company’s customers consist of jewelry retail stores, mass merchandisers, such as Wal-Mart Stores, Inc., department stores, such as J.C. Penney Company, Inc., national jewelry chains, catalog showrooms and various specialty markets to include television and internet outlets. The Company derived approximately 32%, 11% and 10% of its net sales from three customers during 2006. The Company has no long-term contracts with any customers; however, the core of each of its large volume purchasers had been customers for at least five years. The following table sets forth the approximate percentage of net sales for the major markets for the periods indicated.

	Year Ended December 31,
	2004	2005	2006
Jewelry retail stores	0.3%	0.3%	0.2%
Specialty markets	12.3	20.8	26.1
Mass merchandisers	16.9	9.2	11.8
Department stores	50.8	46.5	46.5
National jewelry chains	17.5	22.4	14.5
Catalog showrooms	2.2	0.8	0.9
Total	100.0%	100.0%	100.0%

	Year Ended December 31,
	2004		2005		2006		2007
	Amount	%	Amount	%	Amount	%	Amount	%
First Quarter	$ 4,906	17.8	$ 5,593	21.9	$ 5,285	18.3	$ 7,045	22.7
Second Quarter	5,337	19.4	4,649	18.2	6,759	23.3	5,858	19.0
Third Quarter	6,428	23.3	4,868	19.1	6,573	22.7	6,186	20.0
Fourth Quarter	10,890	39.5	10,424	40.8	10,327	34.7	11,832	38.3
Total	$ 27,561	100.0	$ 25,534	100.0	$ 28,944	100.0	$ 30,921	100.0

	2004			2005			2006
	Amount	% Sales	% Change	Amount	% Sales	% Change	Amount	% Sales	% Change
Net Sales	$ 27,561	28.5	26.6	$ 25,534	100.0	(7.4)	$ 27,662	100.0	8.5
Gross profit	5,252	19.05	75.2	4,935	19.3	(6.0)	5,418	19.6	10.1
Operating expenses	4,672	16.95	1.5	4,666	18.3	(.01)	4,602	16.6	1.2
Income (Loss) from operating	580	2.0	n/a	269	1.0	n/a	816	2.8	n/a
Restructuring Costs	--	--	--	--	--	--	--	(378)	1.3
Other income (expense)	(349)	(1.2)	(16.7)	(458)	(1.7)	(31.2)	(562)	(1.9)	(22.7)
(Loss) Income before income taxes	231	0.8	n/a	(189)	(0.7)	n/a	(124)	(0.4)	n/a
Income tax benefit	--	--	n/a	(3)	--	n/a	(3)	--	n/a
Net (Loss) income	231	0.8	n/a	(192)	(0.7)	n/a	(127)	(0.4)	n/a
Net (Loss) income per common share	$ (0.09)			$ (0.08)			$ (0.05)
Weighted average number of shares outstanding	$ 2,554,700			$ 2,554,700			$ 2,554,700

The Company’s sales are generated through the wholesaling of jewelry products to the following groups:

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	2002	2003	2004	2005	2006
Jewelry retail stores	1.1%	0.6%	0.3%	0.3%	0.2%
Specialty markets	28.8	28.5	12.3	20.8	26.1
Mass merchandisers	27.9	12.7	16.9	9.2	11.8
Department stores	26.6	39.5	50.8	46.5	46.5
National jewelry chains	12.5	16.3	17.5	22.4	14.5
Catalog showrooms	3.1	2.4	2.2	0.8	0.9
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Purchasing

The Company imports most of its jewelry from the People’s Republic of China (“PRC”) and Hong Kong.  Approximately 10% of the Company’s products are sourced in the U.S. Fresh water and cultured pearls are imported from the PRC and Hong Kong.  The pearls are assembled by and for the Company primarily overseas with limited assembly at the Company’s location into various pearl jewelry products.  The Company purchases jewelry from a number of supplies based on quality, pricing and available quantities.

Although purchases of material are made from a relatively small number of suppliers, the Company believes there are numerous alternative sources for all materials, and that the failure of any principal supplier would not have a material adverse effect on operations or the Company’s financial condition.  The Company believes it has good relations with its suppliers, most of whom have supplied the Company for many years.  The Company has not experienced any difficulty in securing product.

Manufacturing and Assembly

Since the Company imports most of its jewelry in an assembled state from supplies in the PRC and Hong Kong, manufacturing and assembly operations conducted by the Company are primarily limited to designing jewelry, assembly of pearl products and quality control.  Upon completing a design, the Company provides such design to its suppliers, who will purchase the raw materials, such as diamonds, other precious stones, gold and silver, and manufacture the product or subcontract for its manufacture.  The use of third party manufacturers enables the Company to shift the risk and capital cost of manufacturing.

The Company maintains a light assembly operation in the United States for the stringing of pearls.  This enables the Company to assemble pearls specifically to customer order and to provide shipment within two days of the order date.

Property, Plants and Equipment

The Company maintains its registered offices in the BVI; the Company leases approximately 13,000 square feet of space for operations and pearl assembly in Westmont, Illinois.  The Company has been at its current location since November 1993.  In February 2007, the Company amended its lease reducing its space needs to approximately 7,500 square feet.  The facility, which provides state of the art security, was designed to maximize the efficiency of the Company’s current operations and to provide for the Company’s anticipated growth.

Legal Proceedings

In September 1996, Robert J. Rosen filed a class action lawsuit in the Supreme Court in the State of New York alleging claims of fraudulent misrepresentations by IWI Holding Limited and some Company officers, accountants and lawyers in connection with the Company’s initial public offering on December 16, 1994, and in connection with the dissemination of financial data thereafter.  The Plaintiff claims damages on behalf of the class in excess of $11,000,000, which allegedly resulted from a decline of the market value of the Company’s common stock after the initial public offering.

The parties reached an agreement in principle to settle the claim for a significantly lesser amount, which was accrued as of December 31, 1999.  The settlement agreement is subject to court approval and the Company may decline to proceed with the agreement if a significant number of class members “opt out” of the settlement.  As of December 31, 2007 there has been no response from counsel for the class action lawsuit or from the lead counsel.

he jewelry industry in the United States is highly fragmented, with little significant brand name recognition or consumer loyalty. Selection is generally a function of design appeal, high perceived value and quality in relation to price.

Retail jewelry industry generates an estimated $44 billion in annual sales in the United States. Retail jewelry sales have historically increased at a rate in excess of the inflation rate. This increase is principally attributable to the growth in the number of dual working households which in turn has increased the amount of disposable income for women, the largest group of jewelry purchasers.

While many competitors may have a wider selection of products or greater financial resources, the Company believes its competitive position is enhanced by its information system, performance and its close relationship with its customers and vendors. Therefore, although the competition is intense, the Company believes it is well positioned in the jewelry industry.

Competition

The jewelry industry in the United States is highly fragmented, with little significant brand name recognition or consumer loyalty. Selection is generally a function of design appeal, high perceived value and quality in relation to price.

Retail jewelry industry generates an estimated $44 billion in annual sales in the United States. Retail jewelry sales have historically increased at a rate in excess of the inflation rate. This increase is principally attributable to the growth in the number of dual working households which in turn has increased the amount of disposable income for women, the largest group of jewelry purchasers.

While many competitors may have a wider selection of products or greater financial resources, the Company believes its competitive position is enhanced by its information system, performance and its close relationship with its customers and vendors. Therefore, although the competition is intense, the Company believes it is well positioned in the jewelry industry.

The jewelry industry in the United States is highly fragmented, with little significant brand name recognition or consumer loyalty. Selection is generally a function of design appeal, high perceived value and quality in relation to price.

MANAGEMENT OF IMPERIAL WORLD

Directors and Executive Officers

The following table sets forth certain information with respect to the directors and executive officers of the Company as of December 30, 2007.  All directors and officers resigned as of December 31, 2007 and were replaced by Mark Thompson.  See “Information on Future Operation of the Company – Management.”

            Name                                              Age                         Position

Joseph K. Lau	60	Chairman of the Board of Directors: President of IWI Holding Limited, Principal Financial Officer and Secretary

Richard J. Mick	67	Sr. Vice President – Sales and Directors

Connie S. Yui	57	Inventory Manager and Director

Joseph A. Benjamin	65	Director

Samuel H. Liou	54	Director

Each director was service a one-year term that expires after the next annual meeting of the Company’s shareholders, or until their successors are elected and qualified.  Executive officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

Joseph K. Lau and Connie Yui are brother and Sister.

Joseph K. Lau joined the Company in November, 1982 and was elected Senior Vice President, Chief Operating Officer, Secretary and Director in February, 1986 and Chairman of the Board, President and Chief Executive Officer in August, 1998.  For the 11 years prior to joining the Company, he held a management position in the restaurant industry and owned a trading company in Hong Kong.

Richard J. Mick joined the Company in February, 1996 as Vice President – Sales and Director; in January 2006 he was promoted to Senior Vice President – Sales and Director.  For 6 years prior to joining the Company he was President of a sales and marketing firm selling jewelry and related products.  Prior thereto, Mr. Mick was employed by J.C. Penney Company, Inc. for 26 years.

Connie S. Yui joined the Company in March, 1985 and has served as the Product Development Manager and is responsible for inventory control and pearl assembly.

Joseph A. Benjamin has served as a Director of the Company since December, 1997.  Mr. Benjamin is a CPA and is the Managing Partner of Benjamin & Birkenstein, P.C., a business and tax consulting firm in Chicago, Illinois.

Samuel H. Lou has served as a Director of the Company since December, 1997.  Mr. Lou is a business consultant with his own firm in Chicago, Illinois.

Mark Thompson, age 50, has been the sole officer and director since January 7, 2008.  In 1993, Mr. Thompson founded The Thompson Group, engaged in public relations and political consulting, an ongoing enterprise for twelve years.  From 2000 to 2002 he was Vice President of Nelson Communications, a firm engaged in government and public relations.  He managed the firm’s campaign’s division.  From 1993 to 1994 he was Director of Government and Legislative Affairs of Public Leasing Corporation.  He was Senior Consultant to the California Assembly’s minority Ways and Means Committee from 1991 to 1993, Chief of Staff of Assemblyman Paul Horcher from 1991 to 1993, Senior Consultant to the California Assembly Republican Caucus from 1990 to 1991, and to the Senate Republican Caucus from 1988 to 1990, Chief of Staff of State Senator John Doolittle from 1984 to 1988, and Legislative Assistant to California Attorney General’s officer from 1982 to 1984.  Mr. Thompson published “proposition 65 and more; a public policy law newsletter and produced and mailed over 4 million voter guides each election for the National Tax Limitation Committee.  Mr. Thompson received a BA in Government from the California State University, Sacramento and attended the McGeorge School of Law.

Compensation of Directors and Officers

The aggregate cash compensation paid by the Company to all directors and officers as a group during 2006 was approximately $637,000.  Due to an extensive travel schedule, one of the officers of the Company resides in New York.  Because of this, the Company also provides locally an apartment and related costs of approximately $13,000 for this individual in lieu of motel accommodations and incurs an estimated $9,000 a year in airfare costs.

Certain officers of the Company will be entitled to bonuses from the Company based on performance criteria to be established by the Compensation Committee of the Board of Directors of the Company.  Additionally, in December, 1993, the Company adopted a Stock Option Plan (the “Option Plan”) to assist the Company and its subsidiaries in retaining the service of current employees, motivating selected key management personnel, and attracting new management by providing the opportunity for such personnel to acquire a proprietary interest in the Company and thereby share in its growth and success.  Participation in the Option Plan and the granting of options under the Option Plan are made by the Compensation Committee of the Board of Directors, subject to ratification by the Board.  Pursuant to the Option Plan, a total of 150,000 shares of Common Stock are reserved for issuance.  The Option Plan requires that the exercise price of the option be the fair market value of the Company’s stock on the date of the grant of the option but not less than $8.50 per share.  The fair market value for purposes of the Option Plan is for so long as Common Stock is quoted on the OTCBB, the final closing sales price per share on the date of the grant.  The exercise price with respect to any option must be paid in cash.  As of the date hereof, there are no options to purchase shares of Common Stock outstanding under the Option Plan.

The Company, during 1995, also adopted a Non-Qualified Stock Option Plan (the “Non-Qualified Plan.”)  A total of 600,000 shares are reserved for issuance under the Non-Qualified Plan.  The Non-Qualified Stock Option Plan provides for the granting of options and stock appreciation rights to non-employee directors, key management employees and consultants and is administered by the Compensation Committee.  The terms of any options and/or stock appreciation rights granted under the Non-Qualified Plan shall be determined by the Compensation Committee provided that options may not be exercisable for a term longer than ten years and may not be exercisable at a price less than the stated value of the Common Stock.  No options or stock appreciation rights have been granted under the Non-Qualified Stock Option Plan.  This plan expired in 2005.

In addition, the Company maintains a defined contribution plan which has both a profit sharing feature and a 401(k) savings feature (the “Plan.”)  Under the profit sharing portion of the Plan, contributions are an amount determined by the Company’s Board of Directors.  Subject to certain limitations required by law, the Company’s contribution is allocated to each participant who is employed by the Company at the end of the Plan year in the proportion that the total compensation paid by the Company to each participant bears to the aggregate compensation paid by the Company to all participants during such Plan year.  Under the 401(k) savings feature, eligible employees may elect, subject to certain limitations required by law, to defer payment of up to 15% of their compensation.  The Plan provides that if an employee defers payment, the Company will contribute 25% of the first 6% of compensation deferred, by making a cash payment to the Plan on behalf of such participant.  Contributions by the Company to the profit sharing feature of the plan, and earnings thereon, vest based on the participant’s years of service with the Company, vesting 20% per year after one year of service and being fully vested after six years of service.  Employee contributions are always 100% vested.  Contributions by the Company to the 401(k) savings feature vest on the employees first day of employment.  All contributions vest, regardless of years of service, upon termination of employment by reason of death of disability, attainment of age 62 or the termination of the Plan.  After termination of employment, and employee is entitled to receive the distribution of his or her entire vested interest in the Plan in a lump sum, in installments for a specific period of time, or an annuity for life.  TH amounts held under the Plan are invested according to the instruction of the participant in investment funds designated by the plan administrator.  The Company made contributions to the Plan during 2006, 2005 and 2004 of approximately $29,000, $31,000 and $30,000, respectively.

Retail jewelry industry generates an estimated $44 billion in annual sales in the United States. Retail jewelry sales have historically increased at a rate in excess of the inflation rate. This increase is principally attributable to the growth in the number of dual working households which in turn has increased the amount of disposable income for women, the largest group of jewelry purchasers.

Retail jewelry industry generates an estimated $44 billion in annual sales in the United States. Retail jewelry sales have historically increased at a rate in excess of the inflation rate. This increase is principally attributable to the growth in the number of dual working households which in turn has increased the amount of disposable income for women, the largest group of jewelry purchasers.

Seasonality

The jewelry business is highly seasonal, with the fourth calendar quarter, which includes the Christmas shopping season, historically contributing the highest sales of any quarter during the year. Seasonality cannot be predicted or counted upon, and the results of any interim period are not necessarily indicative of the results that might be expected during a full fiscal year.
INFORMATION ON FUTURE OPERATION OF THE COMPANY

Retail jewelry industry generates an estimated $44 billion in annual sales in the United States. Retail jewelry sales have historically increased at a rate in excess of the inflation rate. This increase is principally attributable to the growth in the number of dual working households which in turn has increased the amount of disposable income for women, the largest group of jewelry purchasers.

Risk Factors
The securities of the Company are highly speculative in nature and involve an extremely high degree of risk and should be purchased only by persons who can afford to lose their entire investment. The following discussion describes the material risks of the Company following the sale of Imperial World, Inc.
New management of the Company may not be able to successfully manage a public company, and this could result in a loss of your investment.
We anticipate that upon the consummation of a business combination there will be a change of control in the Company, which will most likely result in the resignation or removal of our only present officer and director, Martin Thompson.. If there is a change in management, no assurance can be given as to the experience or qualification of such persons either in the operation of our business or in the operation of the business or property to be acquired. New management may be unsuccessful in managing the Company after the merger.
We have no operations to date and may not become profitable which will reduce the value of shareholders' investment.
After the sale of Imperial World, we will have no operations. There is no assurance our intended acquisition or merger activities will be successful or result in revenue or profits. Since we have not yet attempted to seek a business combination, and due to our lack of experience, there is only a limited basis upon which to evaluate our prospects for achieving our intended business objectives. Any investment in the Company should be considered an extremely high-risk investment.

We may not have sufficient funds to find a business combination in which case we will be unable to close a merger or acquisition.
Following the sale of Imperial World, we will have no assets. We may be unable to complete an acquisition or merger due to a lack of sufficient funds. Therefore, we may require additional financing in the future in order to close a business combination. Such financing may consist of the issuance of debt or equity securities. We cannot give any assurances that such funds will be available, if needed, or whether they will be available on terms acceptable to us. We have no future financing plans.

We have not specified a particular industry in which to search for a target business and it may take several months to do so. Thus, the return of funds or consummation of a business combination could be delayed.
To date, we have not selected any particular industry in which to concentrate our business combination efforts. As a result, the search for a merger candidate may take several months, and this could result in management missing potential business combination opportunities. Additionally, the industry of a potential target business may have its own risks which we have not ascertained.
In relation to our competitors, we are and will continue to be an insignificant participant in the business of seeking business combinations.
A large number of established and well-financed entities, including venture capital firms, are actively pursuing their merger and acquisition activities. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in identifying suitable merger or acquisition candidates and successfully consummating a proposed merger or acquisition. Also, we will be competing with a large number of other small, blank check companies.
There may exist conflicts of interest on the part of our sole officer and director.
Our sole officer and director is or may become, in his individual capacities, officer, director, controlling shareholder and/or partners of other entities engaged in a variety of businesses. He is engaged in business activities outside of The Company. There exists potential conflicts of interest including, among other things, time, effort and business combinations with other such entities. Conflict with other blank check companies with which he may become affiliated in the future may arise in the pursuit of business combinations. He is not currently involved as or director of other blank check companies, although he may be in the future. A potential conflict of interest may result if and when he becomes an officer or director of another company, especially another blank check company.
Our management has limited experience and may miss certain business opportunities.
Our success will be dependent on our management. Our sole officer and director has only limited experience in the business activities in which we intend to engage. Management believes it has sufficient experience to implement our business plan, although there is no assurance that additional managerial assistance will not be required.

We expect a merger or acquisition to result in a lack of diversification which means we will be subject to economic fluctuation within a particular industry.
Because we have limited capital, it is unlikely we will be capable of negotiating more than one acquisition or merger. As a result, we expect to experience a lack of diversification which may subject us to economic fluctuation within a particular industry in which a target company conducts business. In addition, any merger or acquisition effected by us may result in the issuance of additional securities, which may result in substantial dilution to the existing shareholders.

We may acquire a business in which our promoters, management or their affiliates own a beneficial interest.
Although there are no current plans to do so, we could acquire a business in which our promoters or affiliates own a beneficial interest. Such a transaction would be considered a related party transaction not at arm’s length. While we intend to seek shareholder approval for such a transaction if it should develop, we have no obligation to do so.
We may be regulated under the Investment Company Act of 1940, which will significantly increase our compliance costs.
Although we will be subject to regulation under the Securities Act and the Exchange Act, we believe that we will not be subject to regulation under the Investment Company Act insofar as (i) we will not be engaged in the business of investing or trading in securities, and (ii) we will attempt to obtain a controlling interest in any merger or acquisition candidate. We have not obtained a formal determination from the Commission as to our status under the Investment Company Act and, consequently, any violation of such Investment Company Act or any proposed activities which may bring it within the Investment Company Act may subject us to material adverse consequences, including significant registration and compliance costs. Because we do not intend to register under the Investment Company Act, investors will not have the benefit of the various protective provisions imposed on investment companies, including requirements for independent board members, mandated by such Investment Company Act.
Our sole officer and director is not a professional business analyst.
The quality and desirability of business combinations will be determined by or under the supervision of our sole officer and director who is not a professional business analyst and he may choose poor business combinations or he may miss good business combination opportunities.
As we have no operating history or revenue and only minimal assets, there is a risk that we will be unable to continue as a going concern and consummate a business combination.
We have had no operating history nor any revenues or earnings from operations since inception. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination. This may result in our incurring a net operating loss that will increase continuously until we can consummate a business combination with a profitable business opportunity. We cannot assure you that we can identify a suitable business opportunity and consummate a business combination.

The report of our independent auditors indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to consummate a business combination.
Our independent auditors have raised substantial doubt about our ability to continue as a going concern. We cannot assure you that this will not impair our ability to consummate a business combination. Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern.
Management intends to devote only a limited amount of time to seeking a target company which may adversely impact our ability to identify a suitable acquisition candidate.
While seeking a business combination, Mr. Thompson anticipates devoting 15 hours per month to our affairs in total. Our sole officer has not entered into a written employment agreement with us and is not expected to do so in the foreseeable future. This limited commitment may adversely impact our ability to identify and consummate a successful business combination.

The Company

We are, based on our proposed business plan, a "blank check" company. The Commission defined those companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Exchange Act, and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities until we have successfully concluded a business combination. We intend to comply with the periodic reporting requirements of the Exchange Act for so long as we are subject to those requirements.
Plan of Operation
We have not had any revenue since we were organized for the purposes of creating a corporate vehicle to seek, investigate and, if such investigation warrants, engage in business combinations with firms who or which seek the benefits of a publicly held corporation. We anticipate that we will seek these business combination targets through business associates and acquaintances and will search business publications for target businesses. Our principal business objective will be to seek long-term growth potential in a business combination venture rather than to seek immediate, short-term earnings. We will not restrict our search to any specific business, industry or geographical location, and we may engage in a business combination.
We do not currently engage in any business activities which provide cash flow. The costs of identifying, investigating, analyzing and consummating business combinations, to the extent not deferred, will be paid with money in our treasury, by private investment or by loans from our directors and promoters. Our proposed business is sometimes referred to as a "blank check" company, because investors will entrust their investment monies to our management before the investors have a chance to analyze the specific use of those funds. Although all of the deposited funds of this offering are intended to be utilized generally to effect a business combination, such proceeds are not otherwise being designated for any specific purposes. Prospective investors who invest in will have an opportunity to evaluate the specific merits or risks of only the business combination management chooses to bring to them.

We may seek a business combination with companies that have recently commenced operations, are developing companies in need of additional funds for expansion into new products or markets, are seeking to develop a new product or service, or are established businesses which may be seeking new modes of capitalizing their operations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself, such as time delays, significant expense, loss of voting control and compliance with various Federal and State securities laws. To the extent that the business combination involves any company that is seeking to raise funds through future securities offerings, shareholders ownership interest could be diluted further.
Management believes that the probable desire on the part of the owners of target businesses to assume voting control over us to avoid tax consequences or to have complete authority to manage the business will almost assure that we will combine with just one target business. Management also anticipates that upon consummation of a business combination, there will be a change in our control, which will most likely result in the resignation or removal of our present sole officer and director. Our sole officer and director has not had any preliminary contact or discussions with any representative of any other entity regarding a specific business combination. There is a risk that a selected target business may be a financially unstable company or an entity in the early stage of development or growth. This could include entities without established records of sales or earnings. Accordingly, we could be subjected to the numerous risks inherent in the business and operations of a financially unstable company, an early stage company or a development stage company. In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and although management will endeavor to evaluate the risks inherent in a particular industry or target business, there can be no assurance that our management will properly ascertain or assess all significant risks.
We anticipate that the selection of a business combination will be complex and risky. Because of general economic conditions, rapid technological advances being made in some industries, and shortages of available capital, management believes that there are numerous firms seeking even the limited additional capital which we will have and/or the benefits of a publicly traded corporation. Such perceived benefits of a publicly traded corporation may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for the principals of a business, creating a means for providing incentive stock options or similar benefits to key employees, providing liquidity, subject to restrictions of applicable regulations for all shareholders and other factors. Potentially available business combinations may occur in many different industries and may involve acquisition candidates which are in various stages of development. This will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.
Evaluation of Business Combinations
The analysis of business combinations will be undertaken by or under the supervision of our sole officer and director, who is not a professional business analyst. In analyzing prospective business combinations, management will consider such matters as the available technical, financial, and managerial resources; working capital and other financial requirements; history of operations, if any; prospects for the future; nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research, development, or exploration; specific risk factors not now foreseeable but which then may be anticipated to impact the proposed activities of the acquisition candidate; market share and potential for market growth; the potential for growth or expansion, the potential for profit; the industry in which the acquisition candidate operates and the potential for growth in that industry; the perceived public recognition or acceptance of products or services; name identification and other relevant factors. Our sole officer and director or advisors will meet personally with management and key personnel of potential target businesses as part of their investigation. To the extent possible, we intend to utilize written reports and investigations to evaluate the factors discussed above.

We may pay finders’ fees to third parties who introduce target companies to us, although there are no specific arrangements to do so at the current time. We anticipate that any such finders’ fees will only be paid on consummation of the business combination. It is not possible for us to estimate, at this time, the amount or rate of any such finders’ fee. In the event finders’ fees are paid, we will file a post-effective amendment identifying any third parties to be paid finders’ fees in connection with a business combination, describing the material terms of any agreement with such third party.
Since we are subject to Section 13 of the Securities Exchange Act of 1934, we will be required to furnish certain information about significant acquisitions, including audited financial statements for company(s) acquired, covering one, two or three years depending upon the relative size of the acquisition. Consequently, acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.
It may be anticipated that any business combination will present certain risks. Many of these risks cannot be adequately identified prior to selection, and investors must therefore depend on the ability of management to identify and evaluate such risks. In the case of some of the potential combinations available to us, it may be anticipated that the promoters of such target businesses have been unable to develop a going concern or that such business is in its development stage in that it has not generated significant revenues from its principal business activity prior to a combination transaction with us. There is a risk, even after the consummation of such business combinations and the related expenditure of our funds, that the combined enterprises will still be unable to become a going concern or advance beyond the development stage. The business combination target may involve new and untested products, processes, or market strategies, which may not succeed. In the event of such a combination these risks will be assumed by us and, therefore, our shareholders.
Business Combinations
A business combination may be structured in a variety of ways. We may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. We may also purchase stock or assets of an existing business. Investors should note that any merger or acquisition effected by us may be expected to have a significant dilutive effect on the percentage of shares held by our then-shareholders, including purchasers in this offering. On the consummation of a business combination, it is anticipated that the target business will have significantly more assets than we have; therefore, management plans to offer a controlling interest in The Company to the target business. While the actual terms of a transaction to which we may become a party cannot be predicted, it may be expected that the parties to the business combination will find it desirable to avoid the creation of a taxable event and thereby structure the acquisition in a so-called "tax-free" reorganization under Sections 368(a)(1) or 351 of the Internal Revenue Code of 1989. In order to obtain tax-free treatment under the Code, it may be necessary for the owners of the acquired business to own at least 80% or more of the voting stock of the surviving entity. In such event, our shareholders, including investors in this offering, would retain 20% or less of the issued and outstanding shares of the surviving entity, which would be likely to result in significant dilution in the equity of such shareholders. In addition, it is anticipated that all or a majority of our directors and officers may, as part of the terms of the acquisition transaction, resign as directors and officers of the surviving company.

It is anticipated that any securities issued in any reorganization would be issued in reliance on exemptions from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of this transaction, we may agree to register such securities either at the time the transaction is consummated under certain conditions, or at specified times thereafter. The issuance of substantial additional securities and their potential sale into any trading market which may develop in our common stock may have a depressive effect on such market.

We may acquire a business in which our management or the affiliate may own a beneficial interest. In such event, such transactions may be considered a related-party transaction and the terms, purchase price and benefits of such an acquisition would not be determined in an arms-length transaction. Such terms might not be as beneficial as terms in a transaction negotiated with an unrelated party. No related-party transaction is presently contemplated. In the event a related-party transaction is contemplated sometime in the future, we intend to seek an independent appraisal of the transaction and to seek shareholder approval through a vote of shareholders.
Competition
We are an insignificant player among the firms which engage in business combinations. There are many established venture capital and financial services companies which have significantly greater financial, personnel resources and technical expertise than we will. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors. Also, we will be competing with a number of other small, blank check public and shell companies.
Regulation
The Investment Company Act defines an "investment company" as an issuer which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading of securities. While we do not intend to engage in such activities, we could become subject to regulations under the Investment Company Act in the event we obtain or continue to hold a minority interest in a number of enterprises. In this event, we could be expected to incur significant registration and compliance costs if we were required to register under the Investment Company Act. Accordingly, we will conduct our affairs in a manner that will avoid our classification as an Investment Company and management will continue to review our activities from time to time with a view toward reducing the likelihood we could be classified as an "Investment Company."
Employees

We currently have no employees. Our sole officer and director, Mr. Thompson, is engaged in business activities outside of this Company, and the amount of time he will devote to our business will be limited to 15 hours per month. We expect to use attorneys and accountants as necessary, and do not anticipate a need to engage any full-time employees during the phase devoted to seeking and evaluating business opportunities. The need for employees and their availability will be addressed along with the decisions specific to acquiring or participating in a specific business opportunity. We have allocated a portion of the offering proceeds for general overhead. Although there is no current plan to hire employees on a full-time or part-time basis, on consummation of a business combination and release of the proceeds of the offering from escrow employees may be hired and some portion of the working capital may be used to pay such employees.

Until an active business is commenced or acquired, we will have no employees or day-to-day operations. We are unable to make any estimate as to the future number of employees which may be necessary. If an existing business is acquired it is possible that we would hire its existing staff.
Facilities
We are presently using the office of our officer, at no cost, as our office. We expect to continue this arrangement until the completion of the offering and consummation of a business combination. We are not required to pay any rent during that time frame. We presently do not own any equipment, and do not intend to purchase or lease any equipment prior to or upon completion of a business combination.

The Company is not a party to any legal proceedings at this time, nor is it aware of any threatened legal proceedings.
MANAGEMENT
The following table provides information concerning our officers and directors. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

Mark Thompson, age 50, has been the sole officer and director since January 7, 2008.  In 1993, Mr. Thompson founded The Thompson Group, engaged in public relations and political consulting, an ongoing enterprise for twelve years.  From 2000 to 2002 he was Vice President of Nelson Communications, a firm engaged in government and public relations.  He managed the firm’s campaign’s division.  From 1993 to 1994 he was Director of Government and Legislative Affairs of Public Leasing Corporation.  He was Senior Consultant to the California Assembly’s minority Ways and Means Committee from 1991 to 1993, Chief of Staff of Assemblyman Paul Horcher from 1991 to 1993, Senior Consultant to the California Assembly Republican Caucus from 1990 to 1991, and to the Senate Republican Caucus from 1988 to 1990, Chief of Staff of State Senator John Doolittle from 1984 to 1988, and Legislative Assistant to California Attorney General’s officer from 1982 to 1984.  Mr. Thompson published “proposition 65 and more; a public policy law newsletter and produced and mailed over 4 million voter guides each election for the National Tax Limitation Committee.  Mr. Thompson received a BA in Government from the California State University, Sacramento and attended the McGeorge School of Law.

Conflicts of Interest
Our management has other financial and business interests to which he devotes a significant amount of his time. Consequently, there are inherent potential conflicts of interest in his acting as our sole officer and director. Although there are no current plans to enter into any business transactions between us and any other business, there can be no assurance that management will resolve all conflicts of interest in our favor.

Our sole officer and director is not currently involved in any blank check offerings. He is not currently affiliated or associated with any blank check company; however, management may become involved with the promotion of other blank check companies in the future. Accordingly, additional direct conflicts of interest may arise in the future with respect to individuals acting on our behalf and on behalf of other entities. Moreover, additional conflicts of interest may arise with respect to opportunities that come to the attention of these individuals in the performance of their duties. We do not currently have a right of first refusal pertaining to opportunities that come to management's attention where the opportunity may relate to our proposed business operation.

Our sole officer and director is, so long as he remains an officer or director, subject to the unwritten restriction that all opportunities contemplated by our plan of operation that come to his attention, in the performance of his duties or in any other manner, will be considered opportunities of, and be made available to us and the other companies that he is affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director.
Remuneration
Our sole officer and director has not received any cash remuneration. We expect he will be paid $1,000 per month for his service.  Our officer's plan to devote approximately 15 hours per month to the affairs of the Company, however, it is anticipated that the number of hours will increase significantly during any acquisition transaction. Ultimately, he will devote the time and attention to the business of the Company that is necessary to complete a business combination.  Mr. Thompson will not perform any services to the acquiring entity following the acquisition.

PROPOSAL NO. 2:

AMENDMENT OF ARTICLES AND MEMORANDUM OF ASSOCIATION
INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

The stockholders holding a majority of the combined voting power of the Company, including holders of common stock and Preferred Stock, have approved an amendment to the Company's Articles and Memorandum of Association to increase the number of authorized shares Common Stock from 10,000,000 to 100,000,000. The amendment increasing the authorized number of shares of common stock requires the affirmative vote of a majority of the Common Stock and Preferred Stock.

The Board of Directors has proposed the increase in authorized common stock to provide the Company with sufficient authorize shares of common stock for future financings or acquisitions. However, there are no such financings or acquisitions being contemplated at this time.

The amendment will be filed with an effective date with the Registrar of Corporate Affairs of the British Virgin Islands no less than twenty days after the mailing of the Information Statement.

PRO FORMA FINANCIAL STATEMENTS

IWI HOLDING LIMITED

The following pro forma financial statements are provided with respect to the disposition of Imperial World, Inc. (“Imperial”) by the Company effective December 31, 2007. The fiscal year end of the Company  is December 31.

The pro forma condensed statements of operations are being presented assuming the acquisition was consummated at the beginning of the periods presented. The pro forma balance sheets are presented assuming the acquisition was consummated at the end of the periods presented.

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

For the Year ended

December 31, 2006

	COMPANY Historical	IMPERIAL Historical	Pro Forma Adjustments	Total
Revenues
Sales	$ 28,944	$ 28,944	$ --	$ --
Total Revenues	28,944	28,944	(28,944)	--
Cost of Sales	22,244	22,244	(22,244)	--
Gross Profit	6,700	6,700	(6,700)	--
General & Administrative Expenses	5,884	5,884	(5,854)	30
Net Income from Operations	(816)	(816)	(8,146)	30
Other Income (Expense): Restructuring Cost	(378)	(378)	378	--
Interest Expense	(586)	(586)	586	--
Net Loss before Income Taxes	$ (124)	$ (124)	$ 94	$ 30
Provision for Income Taxes	$ (3)	$ (3)	$ 3	$ 0
Net Income (loss)	(127)	(127)	97	(30)
Net Loss per Share	$ (0.05)	$ (0.05)	$ .01	$ (0.04)
Weighted Average Shares Outstanding	2,554,700	2,554,700	2,554,700	2,554,700

Pro forma adjustments consist of the transfer of the Company’s operating subsdiairy, Imperial Wold, Inc.  Management estimates that the annual costs of legal accounting and other maintenance costs for an inactive public company are $30,000.

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

For the Six Months ended

June 30, 2007

	Consolidated COMPANY Historical	Imperial only Historical	Pro Forma Adjustments	Total
Revenues
Sales	$ 13,425	$ 13,425	$ --	$ --
Total Revenues	13,425	13,425	(28,944)	--
Cost of Sales	9,471	9,471	(22,244)	--
Gross Profit	2,573	2,573	(6,700)	--
General & Administrative Expenses	2,751	2,751	2,751	30
Net Income from Operations	(294)	(294)	(264)	30
Other Income (Expense): Interest Expense	(374)	(374)	(374)	--
Net Loss before Income Taxes	$ (668)	$ (668)	$ (638)	$ 30
Provision for Income Taxes	$ --	$ --	$ --	$ --
Net Income (loss)	(668)	(668)	638	(30)
Net Loss per Share	$ (0.26)	$ (0.26)	$ .26	$ (0.00)
Weighted Average Shares Outstanding	2,554,700	2,554,700	2,554,700	2,554,700

PRO FORMA BALANCE SHEETS

As of December 31, 2006

(In thousands, except per share data)n

	COMPANY Historical	IMPERIAL Historical	Pro Forma Adjustments	Total
Assets
Cash	$ 102	$ 102	$ (102)	$ --
Inventories	9,771	9,771	(977)	--
Other Current Assets	290	290	(290)	--
Accounts Receivables, net	9,071	9,071	(9,071)	--
Total Current Assets	19,234	19,234	(19,234)	--
Property & Equipment, net	118	118	(118)	--
Total Assets	$ 19,352	$ 19,352	$ (19,352)	$ --
Current Liabilities
Accounts Payable	$ 6,117	$ 6,117	$ (6,117)	$ --
Line of Credit	7,704	7,704	(7,704)	--
Accrued Liabilities	2,321	2,321	(2,321)	--
Current portion, long term debt	11,334	--	--	11,334
Related Party payables	1,867	1,867	1,867	--
Total Current Liabilities	18,009	18,009	(18,009)	--
Preferred Stock	3,645	3,645	--	3,645
Common Stock	--	--	--	--
Additional Paid in Capital	12,446	12,446	(16,091)	(3,645)
Accumulated deficit	(14,748)	(14,748)	14,748	--
Total Stockholders’ Equity(Deficit)	1,343	1,343	--	--
Total Liabilities and Stockholders Equity	19,352	19,352	(19,352)	--

The proforma adjustments include the disposition of all assets and liabilities, the elimination of the accumulated deficit in accordance with reverse merger accounting and the adjustment in additional paid in capital to reconcile stockholders’ equity.

PRO FORMA BALANCE SHEETS

As of June 30, 2007

(In thousands, except per share data)

	Consolidated COMPANY Historical	IMPERIAL Only Historical	Pro Forma Adjustments	Total
Assets
Cash	$ 119	$ 119	$ (119)	$ --
Inventories	8,799	8,799	(8,799)	--
Other Current Assets	289	289	(289)	--
Accounts Receivables, net	4,541	4,541	(4,541)	--
Total Current Assets	13,890	13,890	(13,890)	--
Property & Equipment, net	142	142	(142)	--
Total Assets	$ 13,890	$ 13,890	$ (13,890)	$ --
Current Liabilities
Accounts Payable	$ 5,479	$ 6,117	$ (6,117)	$ --
Line of Credit	3,787	3,787	(3,787)	--
Accrued Liabilities / Other	1,709	987	(1,709)	--
Current portion, long term debt	11,334	--	--	11,334
Related Party payables	2,240	2,240	(2,240)	--
Total Current Liabilities	13,215	13,215	(13,215)	--
Preferred Stock	3,645	3,645	--	3,645
Common Stock	--	--	--	--
Additional Paid in Capital	12,446	12,446	(16,091)	(3,645)
Accumulated deficit	15,416	15,416	(15,416)	--
Total Stockholders’ Equity(Deficit)	675	675	(118,753)	--
Total Liabilities and Stockholders Equity	13,890	13,890	13,890	--

The proforma adjustments include the disposition of all assets and liabilities, the elimination of the accumulated deficit in accordance with reverse merger accounting and the adjustment in additional paid in capital to reconcile stockholders’ equity.